Exhibit 99.1

FOR IMMEDIATE RELEASE

CONFERENCE CALL DETAILS ON PAGE TWO

AEGERION PHARMACEUTICALS ANNOUNCES

FOURTH-QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

Company Submits Marketing Applications for Lomitapide in US and EU

Cambridge, MA, March 6, 2012 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders, announced its financial results and business highlights for the fourth-quarter and year ended December 31, 2011. Aegerion recently submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA), and a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) seeking approval of Aegerion’s lead investigational therapeutic, lomitapide, as an adjunct to a low-fat diet and other lipid-lowering therapies to reduce cholesterol in patients with Homozygous Familial Hypercholesterolemia (HoFH). Late in the day on March 5, 2012, the FDA informed Aegerion that the NDA filing would receive standard review.

“We closed 2011 having made significant progress to ready ourselves for a potential commercial launch of lomitapide,” said Marc D. Beer, Chief Executive Officer. “Following our recent regulatory submissions, we have now turned our attention to working with the HoFH community to identify patients, educate on the disease and increase awareness. We entered 2012 with great momentum, having established a team highly experienced in the rare disease area. This team continues to be motivated by the potential to bring an important therapy to patients who currently have inadequate treatment options available.”

Fourth-Quarter and Year-End 2011 Corporate Highlights

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In October 2011, Aegerion completed its Phase III clinical trial of lomitapide in adult patients with Homozygous Familial Hypercholesterolemia, and in January 2012, Aegerion announced that the 78-week results from the trial were consistent with data previously reported at the 26-and 56-week time points.

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In December, industry commercial leader Sandford D. Smith was appointed to the Aegerion Board of Directors. Mr. Smith’s experience includes the successful global launch of 12 new products in various therapeutic categories, including rare diseases at Genzyme/Sanofi.

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Also in December, Aegerion announced that Mark A. Rothera will join the management team as Global President. Mr. Rothera was most recently Vice President and General Manager of commercial operations for Europe, Middle East & Africa at Shire Human Genetic Therapies.

•	Additions to the management team in 2011 also included Anne Marie Cook as SVP, General Counsel and Mary Weger as SVP, Human Resources.

Financial Results and Outlook

For the quarter ended December 31, 2011, Aegerion reported a net loss attributable to common stockholders of $13.9 million, or $0.66 per share, compared with a net loss attributable to common stockholders of $12.1 million, or $0.92 per share, for the same period in 2010. For the full year ended December 31, 2011, net loss attributable to common stockholders was $39.5 million, or $2.03 per share, compared with a net loss attributable to common stockholders of $23.0 million, or $5.07 per share, for the same period in 2010. Cash, cash equivalents and marketable securities totaled approximately $73.2 million as of December 31, 2011 compared to $44.1 million as of December 31, 2010, and increased primarily as a result of equity and debt financing transactions completed in 2011.

Research and development expenses were $8.2 million for the quarter ended December 31, 2011, compared to $4.0 million for the same period in 2010. Research and development expenses were $23.7 million and $7.6 million for the full-year ended December 31, 2011 and 2010, respectively. The increase in research and development expenses in 2011 over the comparable periods in 2010 was primarily related to the advancement of the clinical development program for our lead compound, lomitapide, as well as the advancement of the regulatory work and related preparations for the recently submitted NDA and MAA filings.

General and administrative expenses were $4.6 million for the quarter ended December 31, 2011, compared with $2.7 million for the same period in 2010. For the full-year ended December 31, 2011 and 2010, general and administrative expenses were $14.7 million and $5.9 million, respectively. The increase in general and administrative expenses in 2011 over the comparable periods in 2010 was primarily related to building out the management team and related stock compensation costs, as well as the costs associated with operating as a public company.

For the quarter and year ended December 31, 2011, restructuring costs were $0.9 million related to the closing of our New Jersey office.

Aegerion is also providing full-year 2012 estimated cash burn guidance of between $43 and $48 million. The increase in estimated 2012 cash burn over 2011 actual cash burn is primarily attributable to the planned investment in commercial launch preparations. Aegerion’s goal, if lomitapide is approved by the FDA and EMA within the anticipated timeframes, is to achieve greater than $100 million in annual run rate revenues, become cash flow positive and achieve profitability in 2014.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Tuesday, March 6, 2012 at 8:30 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (International callers dial (760) 298-5082). In addition, the conference call will be available through a live audio webcast in the “Investors” section of the Aegerion website, www.aegerion.com. An accompanying slide presentation also can be accessed via the Aegerion website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Aegerion Pharmaceuticals, Inc.

Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) aspires to change the way rare, genetic lipid disorders are treated. We are an emerging biopharmaceutical company focused on the development and commercialization of novel life-altering therapeutics for debilitating and often fatal orphan diseases. Aegerion is motivated by its commitment to patients first. We are also attentive to our core values of integrity, innovation, responsibility to healthcare providers, development of employees and always - scientific and clinical excellence.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated timing of possible regulatory approval and launch of lomitapide, and revenues, cash flow, profitability and cash burn projections. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that the Company’s regulatory filings may not be accepted by the applicable regulatory authorities or that such acceptance may be delayed; the risk that FDA or other applicable regulatory authorities may ask for additional data, information or studies to be completed or provided prior to approval; the risk that the FDA or other applicable regulatory authorities may not agree with our validation plan or may require additional work related to the commercial manufacturing process to be completed prior to approval or launch; the risk that the FDA or other applicable regulatory authorities may, in the course of the inspection of manufacturing facilities, identify issues to be resolved; the risk that the Company may have to incur significant additional costs if any of the foregoing occur; the risks that the FDA or other applicable regulatory authorities may not be satisfied with the safety profile of lomitapide; the risk that the Company does not receive approval of lomitapide in the US or EU on a timely basis or at all or receives approval with a label that significantly narrows the addressable patient population; and the risk that lomitapide may not gain market acceptance or achieve the projected level of commercial success. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in the Company’s public filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q under the heading “Risk Factors” and available on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.	LaVoie Group, Inc.
Corporate	Investors & Media
Mark Fitzpatrick, CFO	Amanda Murphy or Donna LaVoie
+1 (617) 500-6235	+ 1 (978) 745-4200 x107/103
amurphy@lavoiegroup.com
dlavoie@lavoiegroup.com

Aegerion Pharmaceuticals, Inc.

(A Development Stage Company)

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,		Period from February 4, 2005 (inception) to
	2011	2010	2011	2010	December 31, 2011
Operating Expenses:
Research and development	$8,150,417	$4,003,346	$23,690,477	$7,628,725	$73,557,741
General and administrative	4,556,858	2,720,384	14,709,078	5,921,639	39,254,113
Restructuring costs	911,974	—	911,974	—	911,974

Total operating expenses	13,619,249	6,723,730	39,311,529	13,550,364	113,723,828

Loss from operations	(13,619,249)	(6,723,730)	(39,311,529)	(13,550,364)	(113,723,828)
Interest and other income/(expense), net	(291,264)	755,685	(156,658)	(2,496,606)	(6,791,325)

Loss before income taxes	(13,910,513)	(5,968,045)	(39,468,187)	(16,046,970)	(120,515,153)
Benefit from income taxes	—	—	—	1,793,129	1,793,129

Net loss	(13,910,513)	(5,968,045)	(39,468,187)	(14,253,841)	(118,722,024)
Less: Accretion of preferred stock dividends and other deemed dividends	—	(6,136,194)	—	(8,750,897)	(23,663,413)

Net loss attributable to common stockholders	$(13,910,513)	$(12,104,239)	$(39,468,187)	$(23,004,738)	$(142,385,437)

Net loss attributable to common stockholders per common share - basic and diluted	$(0.66)	$(0.92)	$(2.03)	$(5.07)

Weighted-average shares outstanding - basic and diluted	21,179,483	13,189,205	19,408,763	4,537,407

Aegerion Pharmaceuticals, Inc.

(A Development Stage Company)

Consolidated Condensed Balance Sheets

(unaudited)

	December 31, 2011	December 31, 2010
Cash, cash equivalents and marketable securities	$73,162,767	$44,100,897
Prepaid expenses and other current assets	913,845	504,744
Restricted cash	104,892	—
Property and equipment, net	526,353	16,471
Long-term investments	—	1,125,000
Other assets	860,302	—

Total assets	$75,568,159	$45,747,112

Accounts payable and accrued expenses	$7,525,386	$4,668,698
Current portion of long-term debt	1,875,002	—
Long-term debt	8,124,998	—
Other noncurrent liabilities	841,432	—

Total liabilities	18,366,818	4,668,698
Total stockholders’ equity	57,201,341	41,078,414

Total liabilities and stockholders’ equity	$75,568,159	$45,747,112